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FORM 3                                                 OMB APPROVAL
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                                            OMB Number                3235-0104
                                            Expires:         September 30, 1998
                                            Estimated average burden
                                            hours per response .............0.5
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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

            INITITAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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 1. Name and Address of Reporting Person*
                         Consumer Finance Holdings, Inc.
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     (Last)                          (First)                         (MI)
                        5999 Summerside Drive, Suite 112
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                                    (Street)
                              Dallas, Texas 75252
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     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
                                    4/25/97
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 3. IRS or Social Security Number of Reporting Person (Voluntary)

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 4. Issuer Name and Ticker or Trading Symbol
Monaco Finance, Inc.; MONFA
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 5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [    ]  Director                       [  X ]  10% Owner
    [    ]  Officer (give title below)     [    ]  Other (specify below)

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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Line)
      [ X ] Form filed by One Reporting Person
      [   ] Form filed by More than One Reporting Person
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TABLE I - Non-Derivative Securities Beneficially Owned
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
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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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 Class A Common Stock            |   1,500,000 shares        |             D              |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
 5 (b)(v).

                                                                          (Over)
                                                                 SEC 1473 (7/96)
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
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FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
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                                                   |                    |
a)                                                 |                    |
                                                   |                    |
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                                                   |                    |
b)                                                 |                    |
                                                   |                    |
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                                                   |                    |
c)                                                 |                    |
                                                   |                    |
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                                                   |                    |
d)                                                 |                    |
                                                   |                    |
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3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |  Ammount of  |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
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                          |              |                           |                                   |
a)                        |              |                           |                                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
b)                        |              |                           |                                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
c)                        |              |                           |                                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
d)                        |              |                           |                                   |
                          |              |                           |                                   |
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

Explanation of Responses: The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of
Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this Statement is legally required to be filed by such person.




By:   /s/    Consumer Finance Holdings, Inc.                     May 2, 1997
             Bill C. Bradley
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            **Signature of Reporting Person                         Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                 SEC 1473 (7/96)